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                                                                    Exhibit 12.1

                               AgriBiotech, Inc.
                      Ratio of Earnings to Fixed Charges

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                                                    Year End    Nine Months     Year End     Year End      Year End    Six Months
                                                  September 30    June 30       June 30      June 30       June 30       Dec 31
                                                      1994         1995           1996         1997          1998          1998


Fixed charges:
   Interest expense                                $ 23,617        35,624        454,414     1,669,717     4,151,217     4,953,836
   Rent expense                                       5,491        36,000        101,610       171,075       450,418       456,129
   Amortizaton of debt expense                            -             -         10,101        21,367        72,266       624,661
                                                   -------------------------------------------------------------------------------
                 Total fixed charges               $ 29,108        71,624        566,125     1,862,159     4,673,901     6,034,626
                                                   ===============================================================================


Pretax income (loss)                                 (890,308) (1,406,687)    (3,324,132)   (2,713,765)   (2,520,259)   (9,918,482)
Add fixed charges                                      29,108      71,624        566,125     1,862,159     4,673,901     6,034,626
                                                   -------------------------------------------------------------------------------
                       Earnings                    $ (861,200) (1,335,063)    (2,758,007)     (851,606)    2,153,642    (3,883,856)
                                                   ===============================================================================


Ratio of earnings to fixed charges                          -           -              -            -             -             -


Deficiency of earnings to fixed charges            $  890,308   1,406,687      3,324,132    2,713,765     2,520,259     9,918,482
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